Table of Contents

Filed Pursuant to Rule 424(b)(4)

Registration No. 333-278188

PROSPECTUS

2,450,000 Shares of Common Stock

Pre-Funded Warrants to Purchase up to 5,650,000 Shares of Common Stock

Class A Warrants to Purchase up to 8,100,000 Shares of Common Stock

Class B Warrants to Purchase up to 8,100,000 Shares of Common Stock

Placement Agent Warrants to Purchase up to 324,000 Shares of Common Stock

Shares of Common Stock Issuable upon the Exercise of the Warrants,

Pre-Funded Warrants and Placement Agent Warrants

We are offering in a best-efforts offering up to 2,450,000 shares of common stock, par value $0.001 per share (“common stock”), together with accompanying Class A warrants to purchase up to 2,450,000 shares of our common stock and Class B warrants to purchase up to 2,450,000 shares of our common stock, at a combined public offering price of $0.58 per share of common stock and the accompanying warrants. The Class A and Class B warrants are collectively referred to herein as the “warrants” or “accompanying warrants.”

We are also offering to those purchasers whose purchase of our common stock in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, in lieu of purchasing common stock, pre-funded warrants to purchase up to an aggregate of 5,650,000 shares of our common stock, or pre-funded warrants, together with accompanying Class A warrants to purchase up to 5,650,000 shares of our common stock and Class B warrants to purchase up to 5,650,000 shares of our common stock. Each pre-funded warrant will be exercisable for one share of our common stock (subject to adjustment as provided for therein) at any time at the option of the holder until such pre-funded warrant is exercised in full, provided that the holder will be prohibited from exercising pre-funded warrants for shares of our common stock if, as a result of such exercise, the holder, together with its affiliates and certain related parties, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after notice to us. The purchase price of each pre-funded warrant is equal the price per share at which shares of our common stock and accompanying warrants to purchase common stock are being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant will equal $0.001 per share of common stock. Pursuant to this prospectus, we are also offering the shares of common stock issuable upon the exercise of the warrants, pre-funded warrants and placement agent warrants offered hereby.

Each share of our common stock, or pre-funded warrant in lieu thereof, is being sold together with a Class A warrant to purchase one share of our common stock and a Class B warrant to purchase one share of our common stock. Each accompanying warrant will have an exercise price of $0.58 per share (representing 100% of the combined public offering price per share of common stock (or pre-funded warrant) and accompanying warrants in this offering), will be immediately exercisable and, in the case of Class A warrants, will expire on the five year anniversary of the original issuance date, and in the case of Class B warrants, will expire on the one year anniversary of the original issuance date. For the accompanying warrants, if, on the date that is 30 calendar days immediately following the initial issuance date (the “Reset Date”), the Reset Price, as defined below, is less than the exercise price at such time, the exercise price shall be decreased to the Reset Price. “Reset Price” shall mean 100% of the trailing five day VWAP immediately preceding the Reset Date, provided, that in no event shall the Reset Price be less than 20% of the most recent closing price at the time of execution of the securities purchase agreement (subject to adjustment for reverse and forward stock splits, recapitalizations and similar transactions following the date of the securities purchase agreement). The shares of our common stock and warrants are immediately separable and will be issued separately, but will be purchased together in this offering.

We will have one closing for all the securities purchased in this offering. The combined public offering price per share (or pre-funded warrant) and accompanying warrants will be fixed for the duration of this offering.

We have engaged Maxim Group LLC, or the placement agent, to act as our exclusive placement agent in connection with the securities offered by this prospectus. The placement agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The placement agent is not purchasing or selling any of the securities we are offering, and the placement agent is not required to arrange the purchase or sale of any specific number of securities or dollar amount.

Our common stock is listed on The Nasdaq Capital Market under the symbol “AEMD.” On May 14, 2024, the last reported sale price of our common stock on The Nasdaq Capital Market was $0.8501 per share.

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There is no established trading market for the warrants or pre-funded warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the warrants or pre-funded warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the warrants and the pre-funded warrants will be limited.

We have agreed to pay the placement agent the placement agent fees set forth in the table below, which assumes that we sell all of the securities offered by this prospectus. See “Plan of Distribution” on page 22 of this prospectus for more information regarding these arrangements.

	Per Share and Accompanying Warrants	Per Pre-Funded Warrant and Accompanying Warrants	Total
Public offering price	$0.5800	$0.5790	$4,692,350.00
Placement Agent fees(1)	0.0377	0.0377	305,370.00
Proceeds, before expenses, to us	$0.5423	$0.5413	$4,386,980.00

(1)	We have agreed to (i) pay the placement agent a cash fee equal to 6.5% of the aggregate gross proceeds raised at the closing of this offering, and (ii) issue warrants to the placement agent exercisable for a number of shares of common stock equal to 4% of the total number of shares of common stock issued in this offering. We have also agreed to reimburse the placement agent for certain expenses and closing costs. See “Plan of Distribution” for additional information and a description of the compensation payable to the placement agent.

We are a “smaller reporting company” as defined under the federal securities laws and, under applicable Securities and Exchange Commission rules, we have elected to comply with certain reduced public company reporting and disclosure requirements.

This prospectus, including such information that is incorporated by reference, contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described in this prospectus under the heading “Where You Can Find Additional Information.”

Investing in our securities involves a high degree of risk. Please read “Risk Factors” beginning on page 6 of this prospectus as well as any other risk factors and other information contained in any other document that is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

Delivery of the common stock, pre-funded warrants and accompanying warrants offered hereby is expected to be made on or about May 17, 2024, subject to satisfaction of certain customary closing conditions.

Maxim Group LLC

The date of this prospectus is May 15, 2024.

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We have not, and the placement agent has not, authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful. The information contained in this prospectus is current only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock or warrants. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not, and the placement agent has not, taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this prospectus outside the United States.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, and market opportunity, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus contains references to our trademarks, including Aethlon Medical, Inc. and Hemopurifier, and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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SUMMARY

This summary highlights information contained in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the Securities and Exchange Commission, or SEC, listed in the section of the prospectus entitled “Incorporation of Certain Information by Reference.” Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference herein in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before purchasing our securities in this offering. Unless the context requires otherwise, references in this prospectus to “Aethlon,” the “Company”, “we,” “us” and “our” refer to Aethlon Medical, Inc.

Overview

We are a medical therapeutic company focused on developing the Hemopurifier, a clinical-stage immunotherapeutic device designed to combat cancer and life-threatening viral infections and for use in organ transplantation. In human studies, 164 sessions with 38 patients, the Hemopurifier was safely administered and demonstrated the potential to remove life-threatening viruses. In pre-clinical studies, the Hemopurifier has demonstrated the potential to remove harmful exosomes and exosomal particles from biological fluids, utilizing its proprietary lectin-based technology. This action has potential applications in cancer, where exosomes and exosomal particles may promote immune suppression and metastasis, and in life-threatening infectious diseases. The U.S. Food and Drug Administration, or FDA, has designated the Hemopurifier as a “Breakthrough Device” for two independent indications:

•	the treatment of individuals with advanced or metastatic cancer who are either unresponsive to or intolerant of standard of care therapy, and with cancer types in which exosomes or exosomal particles have been shown to participate in the development or severity of the disease; and
•	the treatment of life-threatening viruses that are not addressed with approved therapies.

Oncology

We believe the Hemopurifier may be a substantial advancement in the treatment of patients with advanced and metastatic cancer through its design to bind to and remove harmful exosomes or exosomal particles that promote the growth and spread of tumors. In October 2022, we launched a wholly-owned subsidiary in Australia to initially conduct oncology-related clinical research, then seek regulatory approval and commercialize our Hemopurifier in Australia. We are currently working with our contract research organization, or CRO, on preparations to conduct a clinical trials in Australia in patients with solid tumors, including head and neck cancer, and gastrointestinal cancers.

In January 2023, we entered into an agreement with North American Science Associates, LLC, or NAMSA, a world leading medical technology CRO offering global end-to-end development services, to oversee our planned clinical trials investigating the Hemopurifier for oncology indications. Pursuant to the agreement, NAMSA agreed to manage our planned clinical trials of the Hemopurifier for patients in the United States and Australia with various types of cancer tumors.

We recently completed an in vitro binding study of relevant oncology targets, to provide pre-clinical evidence to support our trial design and translational endpoints. Our study indicated positive results from this study, providing evidence that our Hemopurifier removes extracellular vesicles, or EVs, from plasma. This translational study provides pre-clinical evidence to support our planned phase 1 safety, feasibility and dose-finding clinical trials of our Hemopurifier in patients with solid tumors who have stable or progressive disease during anti-PD-1 monotherapy treatment, such as Kytruda® or Opdiva®. In addition to interested initial trial sites in India, we currently have three interested sites in Australia that were awaiting our completion of this in vitro binding study. The data from this study will be added to our Clinical Investigator Brochure and will then be submitted to the Ethics Committees at the interested clinical trial sites as the next step of our planned phase 1 oncology trials in Australia and India.

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Life-Threatening Viral Infections

We also believe that the Hemopurifier can be part of the broad-spectrum treatment of life-threatening highly glycosylated, or carbohydrate coated, viruses that are not addressed with an already approved treatment. In small-scale or early feasibility human studies, the Hemopurifier has been used in the past to treat individuals infected with human immunodeficiency virus, or HIV, hepatitis-C and Ebola.

Additionally, in vitro, the Hemopurifier has been demonstrated to capture Zika virus, Lassa virus, MERS-CoV, cytomegalovirus, Epstein-Barr virus, Herpes simplex virus, Chikungunya virus, Dengue virus, West Nile virus, smallpox-related viruses, H1N1 swine flu virus, H5N1 bird flu virus, Monkeypox virus and the reconstructed Spanish flu virus of 1918. In several cases, these studies were conducted in collaboration with leading government or non-government research institutes.

We believe the Hemopurifier can be part of the treatment of severe SARS-CoV-2 viremia/COVID-19, or COVID-19, cases. COVID viremia is detected in approximately 34% of patients and is associated with severity, requirement for intensive care unit, or ICU, stay, development of multi-organ failure and poor outcomes. EVs and exosomal miRNAs may play a role in the spread of infection as well as ongoing inflammation, development of coagulopathy and lung injury. Our proprietary Galanthus nivalis agglutinin, or GNA, affinity resin has been shown to bind multiple clinically relevant SARS-CoV-2 variants. Furthermore, studies have demonstrated in vitro removal of seven SARS-CoV2 variants (104 PFU/mL) in phosphate buffered saline passed over a column of GNA affinity resin (1g) three times, with capture efficiencies between 53% and 89%.

On June 17, 2020, the FDA approved a supplement to our open Investigational Device Exemption, or IDE, for the Hemopurifier in viral disease to allow for the testing of the Hemopurifier in patients with SARS-CoV-2/COVID-19, or COVID-19, in a new feasibility study. That study was designed to enroll up to 40 subjects at up to 20 centers in the United States. Subjects were to have established laboratory diagnosis of COVID-19, be admitted to an ICU and have acute lung injury and/or severe or life-threatening disease, among other criteria. Endpoints for this study, in addition to safety, included reduction in circulating virus, as well as clinical outcomes (NCT # 04595903). In January 2021, the Hemopurifier was used to treat a viremic patient, under our emergency use approval, with a predicted risk of mortality of 80% and the Hemopurifier was able to reduce the patient’s SARS-CoV-2 plasma viral load by 58.4%. In June 2022, the first patient in this study was enrolled and completed the Hemopurifier treatment phase of the protocol. Due to the lack of COVID-19 patients in the ICUs of our trial sites, we terminated this study in 2022. However, our IDE for this indication remains open, as we have an active COVID-19 trial in India and wish to preserve the option of enrolling patients if the situation with COVID-19 changes.

Under Single Patient Emergency Use regulations, Aethlon has treated two patients with COVID-19 with the Hemopurifier, in addition to the COVID-19 patient treated with our Hemopurifier in our COVID-19 clinical trial discussed above.

We previously reported a disruption in our Hemopurifier supply, as our then existing supply of Hemopurifiers expired on September 30, 2022 and, also as previously disclosed, we are dependent on FDA approval of qualified suppliers to manufacture our Hemopurifier. We recently completed final testing in order to begin manufacturing Hemopurifiers at our new manufacturing facility in San Diego, California for use in planned U.S. clinical trials, using GNA from our current supplier. In April 2024, we received a notice of approval from the FDA for our IDE supplement to add our San Diego manufacturing facility and we now are able to manufacture Hemopurifiers at this site. We also have sufficient Hemopurifiers on hand for use in our planned Australia and India oncology trials. Our intended transition to a new supplier for GNA, a component of our Hemopurifier, continues to be delayed as we work with the FDA for approval of our supplement to our IDE, which is required to make this manufacturing supplier change. We are working with the FDA to qualify this second supplier of our GNA.

We also obtained ethics review board, or ERB, approval from and entered into a clinical trial agreement with Medanta Medicity Hospital, a multi-specialty hospital in Delhi NCR, India, for a COVID-19 clinical trial at that location. We now have two sites in India for this trial with the Medanta Medicity Hospital and Maulana Azad Medical College, or MAMC. One patient has been treated to date, however, we have been informed by our CRO that a new COVID-19 subvariant was detected in India recently. Our COVID-19 trial in India remains open in the event that there are COVID-19 admissions to the ICUs at our sites in India.

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The relevant authorities in India have accepted the use of our Hemopurifiers made with the GNA from our new supplier.

In May 2023, we received ERB approval from the MAMC, for a second site for our clinical trial in India to treat severe COVID-19. MAMC was established in 1958 and is located in New Delhi, India. MAMC is affiliated with the University of Delhi and is operated by the Delhi government.

In October 2023, we announced that we received clearance from the Drug Controller General of India, the central drug authority in India, to conduct a Phase 1 safety, feasibility and dose-finding trial of our Hemopurifier in patients with solid tumors who have stable or progressive disease during anti-PD-1 monotherapy treatment, such as Keytruda® or Opdivo®. The trial is expected to begin following completion of an internal in vitro binding studies of relevant targets, and subsequent approval by the respective Ethics Boards of interested sites in India.

Organ Transplantation

Additionally, based on preclinical data with acellular kidney perfusates, we believe that the Hemopurifier has potential applications in organ transplantation. We are investigating whether the Hemopurifier, when incorporated into a machine perfusion organ preservation circuit, can remove harmful viruses, exosomes, RNA molecules, cytokines, chemokines and other inflammatory molecules from recovered organs. We initially are focused on recovered kidneys from deceased donors. We have previously demonstrated the removal of multiple viruses and exosomes and exosomal particles from buffer solutions, in vitro, utilizing a scaled-down version of our Hemopurifier and believe this process could reduce transplantation complications by improving graft function, reducing graft rejection, maintaining or improving organ viability prior to transplantation, and potentially reducing the number of kidneys rejected for transplant.

Successful outcomes of human trials will also be required by the regulatory agencies of certain foreign countries where we plan to market and sell the Hemopurifier. Some of our patents may expire before FDA approval or approval in a foreign country, if any, is obtained. However, we believe that certain patent applications and/or other patents issued to us more recently will help protect the proprietary nature of our Hemopurifier treatment technology.

In addition to the foregoing, we are monitoring closely the impact of inflation, recent bank failures and the war between Russia and Ukraine and the military conflicts in Israel and the surrounding areas, as well as related political and economic responses and counter-responses by various global factors on our business. Given the level of uncertainty regarding the duration and impact of these events on capital markets and the U.S. economy, we are unable to assess the impact on our timelines and future access to capital. The full extent to which inflation, recent bank failures and the ongoing military conflicts will impact our business, results of operations, financial condition, clinical trials and preclinical research will depend on future developments, as well as the economic impact on national and international markets that are highly uncertain.

Recent Developments

On October 4, 2023, the Company completed a reverse split of its outstanding shares of common stock at a ratio of 1-for-10. In connection with the reverse stock split, every 10 shares of the Company’s issued and outstanding common stock was automatically converted into one share of the Company’s common stock. Any fractional shares resulting from the reverse split were rounded up to the next whole share. All common stock amounts and prices in this registration statement reflect the consummation of the reverse split.

Implications of Being A Smaller Reporting Company

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Exchange Act, we will continue to be permitted to make certain reduced disclosures in our periodic reports and other documents that we file with the SEC.

Corporate Information

On March 10, 1999, Aethlon, Inc., a California corporation, Hemex, Inc., a Delaware corporation and the accounting predecessor to Aethlon, Inc., and Bishop Equities, Inc., a publicly traded Nevada corporation, completed an Agreement and Plan of Reorganization structured to result in Bishop Equities, Inc.'s acquisition of all of the outstanding common stock of Aethlon, Inc. and Hemex, Inc. Under the plan's terms, Bishop Equities, Inc. issued shares of its common stock to the stockholders of Aethlon, Inc. and Hemex, Inc. such that Bishop Equities, Inc. then owned 100% of each company. Upon completion of the transaction, Bishop Equities, Inc. was renamed Aethlon Medical, Inc. Our executive offices are located at 11555 Sorrento Valley Road, Suite 203, San Diego, California 92121. Our telephone number is (619) 941-0360. Our website address is www.aethlonmedical.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus, and you should not rely on any such information in making the decision of whether to purchase shares of our common stock.

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THE OFFERING

Issuer	Aethlon Medical, Inc.
Common stock offered by us	2,450,000 shares
Pre-funded warrants

We are also offering to those purchasers whose purchase of common stock in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering in lieu of purchasing common stock, pre-funded warrants to purchase up to an aggregate of 5,650,000 shares of our common stock. The purchase price of each pre-funded warrant is equal the price per share at which the shares of common stock and accompanying warrants to purchase common stock are being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant will be $0.001 per share of common stock.

Each pre-funded warrant will be exercisable immediately upon issuance and will not expire. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of such pre-funded warrants. See “Description of the Securities We are Offering—Pre-Funded Warrants” for a discussion on the terms of the pre-funded warrants.   Each pre-funded warrant is exercisable for one share of our common stock (subject to adjustment as provided therein) at any time at the option of the holder, provided that the holder will be prohibited from exercising its pre-funded warrant for shares of our common stock if, as a result of such exercise, the holder, together with its affiliates and certain related parties, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after notice to us.

Warrants

Class A warrants to purchase up to 8,100,000 shares of our common stock and Class B warrants to purchase up to 8,100,000 shares of our common stock. Each share of our common stock, or pre-funded warrant in lieu thereof, is being sold together with a Class A warrant to purchase one share of our common stock and a Class B warrant to purchase one share of our common stock. Each accompanying warrant will have an exercise price of $0.58 per share (representing 100% of the combined public offering price per share of common stock (or pre-funded warrant) and accompanying warrants in this offering), subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock, will be immediately exercisable and, in the case of Class A warrants, will expire on the five year anniversary of the original issuance date, and in the case of Class B warrants, will expire on the one year anniversary of the original issuance date. In addition, if on the Reset Date, the Reset Price is less than the exercise price at such time, the exercise price shall be decreased to the Reset Price. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of such warrants.

To better understand the terms of the warrants, you should carefully read the “Description of Securities We are Offering – Warrants”. You should also read the forms of warrant, which are filed as exhibits to the registration statement that includes this prospectus.

Placement agent warrants	We have agreed to issue to the placement agent warrants to purchase a number of shares of common stock equal to 4% of the total number of shares of common stock issued in this offering. The placement agent warrants will be non-exercisable for six (6) months following the effective date of the registration statement and will expire after five years following the effective date of the registration statement. The placement agent’s warrant will be exercisable for the purchase of shares of our common stock at a price per share equal to the combined purchase price per share of common stock (or pre-funded warrant) and accompanying warrants in this offering. We are also registering the shares of common stock issuable upon the exercise of the placement agent’s warrants.

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Shares of common stock outstanding after the offering

10,696,538 shares (including the shares of common stock underlying the pre-funded warrants but assuming none of the accompanying warrants to purchase common stock issued in this offering or the placement agent’s warrant issued in this offering are exercised).

Use of proceeds

We currently expect to use the net proceeds from this offering for general corporate purposes, which may include clinical trial expenses, research and development expenses, capital expenditures and working capital. For additional information please refer to the section entitled “Use of Proceeds” of this prospectus.

Market symbol and trading

Our common stock is listed on The Nasdaq Capital Market under the symbol “AEMD.” There is no established trading market for the warrants or pre-funded warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the warrants or the pre-funded warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the warrants and the pre-funded warrants will be limited.

Risk factors	Investing in our securities involves a high degree of risk. You should carefully review and consider the “Risk Factors” section of this prospectus for a discussion of factors to consider before deciding to purchase any of our securities in this offering.

The number of shares of our common stock to be outstanding after this offering is based on 2,596,538 shares of our common stock outstanding as of December 31, 2023 and excludes as of such date:

•	142,898 shares of common stock issuable upon the exercise of outstanding stock options under our equity incentive plan at a weighted-average exercise price of $22.34 per share;
•	18,492 shares of common stock issuable pursuant to outstanding restricted stock units;
•	140,238 shares of common stock reserved for future issuance under our equity incentive plan; and
•	32,676 shares of common stock reserved for issuance upon the exercise of outstanding warrants at a weighted-average exercise price of $20.09 per share.

Unless otherwise indicated, all information in this prospectus assumes the exercise in full of all pre-funded warrants sold in lieu of common stock in this offering; no exercise of the outstanding options or warrants described above; no issuance of any shares of common stock issuable upon the settlement of outstanding restricted stock units described above; and no exercise of the placement agent’s warrant or the accompanying warrants to be issued to the purchasers of common stock or pre-funded warrants in this offering.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks described below, together with all of the other information included or incorporated by reference in this prospectus, including the risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended March 31, 2023, which has been filed with the SEC and is incorporated by reference in this prospectus, as well as any updates thereto contained in subsequent filings with the SEC or any free writing prospectus, before deciding whether to purchase our securities in this offering. All of these risk factors are incorporated herein in their entirety. The risks described below and incorporated by reference are material risks currently known, expected or reasonably foreseeable by us. However, the risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business, operating results, prospects or financial condition. If any of these risks actually materialize, our business, prospects, financial condition, and results of operations could be seriously harmed. This could cause the trading price of our common stock and the value of the warrants to decline, resulting in a loss of all or part of your investment.

Risks Relating to This Offering

We have broad discretion in the use of the net proceeds we receive from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds we receive in this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether our management is using the net proceeds appropriately. Because of the number and variability of factors that will determine our use of our net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our common stock to decline.

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Future sales of substantial amounts of our common stock could adversely affect the market price of our common stock.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. If additional capital is raised through the sale of equity or convertible debt securities, or perceptions that those sales could occur, the issuance of these securities could result in further dilution to investors purchasing our common stock in this offering or result in downward pressure on the price of our common stock, and our ability to raise capital in the future.

Holders of our warrants and pre-funded warrants will have no rights as a common stockholder until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of your warrants or pre-funded warrants, you will have no rights with respect to shares of our common stock issuable upon exercise of your warrants or pre-funded warrants. Upon exercise of your warrants or pre-funded warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The warrants may not have any value.

Each warrant will have an exercise price of $0.58 per share, subject to the reset discussed above, and, in the case of Class A warrants, will expire on the five year anniversary of the original issuance date, and in the case of Class B warrants, will expire on the one year anniversary of the original issuance date. In the event our common stock price does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

There is no public market for the warrants to purchase shares of our common stock or pre-funded warrants being offered in this offering.

There is no established public trading market for the warrants or pre-funded warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants or pre-funded warrants on any national securities exchange or other nationally recognized trading system, including The Nasdaq Capital Market. Without an active trading market, the liquidity of the warrants and pre-funded warrants will be limited.

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We will need to raise additional capital to fund our operations in the future. If we are unsuccessful in attracting new capital, we may not be able to continue operations or may be forced to sell assets to do so. Alternatively, capital may not be available to us on favorable terms, or if at all. If available, financing terms may lead to significant dilution of our stockholders’ equity.

We have never been profitable. We generated revenues during the fiscal years ended March 31, 2023 and 2022 in the amounts of $574,245 and $294,165, respectively, primarily from our contract with the National Institutes of Health, which ended in September 2022. It is possible that we may not be able to enter into future government contracts. Future profitability, if any, will require the successful commercialization of our Hemopurifier technology or any other product that we develop or from additional government contract or grant income we may obtain. We may not be able to successfully commercialize the Hemopurifier or any other products, and even if commercialization is successful, we may never be profitable. Based on our existing resources prior to this offering, we expect that our resources will only be sufficient to fund our planned operations and expenditures through December 2024. We believe that the estimated net proceeds from this offering, together with our existing cash, cash equivalents and short-term investments as of December 31, 2023, will be sufficient to fund our planned operations through June 2025. In addition, potentially changing circumstances, including those related to inflation, recent bank failures and ongoing military conflicts may also result in the depletion of our capital resources more rapidly than we currently anticipate. We will need to obtain additional funds to finance our operations. Additional capital may not be available at such times or amounts as needed by us. Historically we have financed our business in part by access to the capital markets. However, the current volatility in the equity markets, coupled with the trading price of our common stock create additional challenges to raising a sufficient amount of capital through an equity financing in the near term. Even if capital is available, it might be available only on unfavorable terms. Any additional equity or convertible debt financing into which we enter could be dilutive to our existing stockholders and investors in this offering. Any future debt financing into which we enter may impose covenants upon us that restrict our operations, including limitations on our ability to incur liens or additional debt, pay dividends, repurchase our stock, make certain investments and engage in certain merger, consolidation or asset sale transactions. Any debt financing or additional equity that we raise may contain terms that are not favorable to us or our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, we may need to relinquish rights to our technologies or our products or grant licenses on terms that are not favorable to us. If access to sufficient capital is not available as and when needed, our business will be materially impaired, and we may be required to cease operations, curtail one or more product development programs, or significantly reduce expenses, sell assets, seek a merger or joint venture partner, file for protection from creditors or liquidate all of our assets. Any of these factors could harm our operating results.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in this prospectus or the documents incorporated herein by reference. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	our ability to successfully commercialize our products and technology, including our Hemopurifier;
•	our ability to raise additional capital to meet our working capital needs;
•	the timing and results of future clinical trials;
•	our ability to successfully complete our clinical trials;
•	our ability to identify and work with large-scale contracts with medical device manufacturers;
•	our ability to manufacture the Hemopurifier;
•	the impact of inflation, recent bank failures and military conflicts, as well as related political and economic responses on our business;
•	our ability to attract and retain executive management and directors;
•	the regulatory landscape for our products, domestically and internationally and our ability to comply with changing government regulations;
•	our ability to comply with the listing requirements of the Nasdaq Capital Market and maintain our listing on the Nasdaq Capital Market;
•	our expectations regarding growth potential for our business in the organ transplant setting;
•	our ability to secure regulatory clearance or approval, domestically and internationally, for the clinical use of our products;
•	any estimates regarding expenses, future revenue and capital requirements;
•	our ability to protect our proprietary technology through patent protection;
•	our product liability exposure;
•	our ability to sustain and manage growth, including our ability to develop new products and enter new markets;
•	our ability to achieve sufficient market acceptance of any of our products or product candidates; and
•	our expected net proceeds from this offering and the use of the net proceeds from this offering.

In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “continue,” “seek,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions. You should be aware that the occurrence of any of the events discussed under the heading “Risk Factors” in this prospectus and any documents incorporated by reference herein could substantially harm our business, operating results and financial condition and that if any of these events occurs, it could adversely affect the value of an investment in our common stock. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date the statement is made, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information.

You should carefully read this prospectus, the documents that we incorporate by reference into this prospectus and the documents we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, whether as a result of new information, future events or otherwise.

This prospectus also refers to estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

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USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $3.84 million, after deducting the placement agent fees and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the warrants.

We currently intend to use the net proceeds of the offering for general corporate purposes, which may include clinical trial expenses, research and development expenses, capital expenditures and working capital. We may also use a portion of the net proceeds from this offering to in-license, acquire, or invest in complementary businesses, technologies, products or assets. However, we have no current plans, commitments or obligations to do so. Pending use of the net proceeds, we intend to invest the proceeds in a variety of capital preservation instruments, including short-term, investment-grade, interest-bearing instruments.

We cannot currently allocate specific percentages of the net proceeds to us from this offering that we may use for the purposes specified above and our management will have broad discretion in the allocation of the net proceeds.

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EXECUTIVE AND DIRECTOR COMPENSATION

We are a “smaller reporting company” under Item 10 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the following compensation disclosure is intended to comply with the requirements applicable to smaller reporting companies. Although the rules allow us to provide less detail about our executive compensation program, the Compensation Committee of our Board of Directors, or Compensation Committee, is committed to providing the information necessary to help stockholders understand its executive compensation-related decisions. Accordingly, this section includes supplemental narratives that describe the 2024 fiscal year executive compensation program for our named executive officers.

Our named executive officers (our interim and former principal executive officers and our two most highly compensated executive officers other than such principal executive officers) for the fiscal year ended March 31, 2024 are:

•	James B. Frakes, our interim Chief Executive Officer and Chief Financial Officer;

•	Charles J. Fisher, Jr., M.D., our former Chief Executive Officer;

•	Steven P. LaRosa, M.D., our Chief Medical Officer; and

•	Guy F. Cipriani, our Senior Vice President, Chief Operating Officer.

Narrative Disclosure to Executive Summary

Generally, the three principal components of our executive compensation program for our named executive officers are base salary, executive cash bonus and long-term incentive equity compensation. We do not have any formal policies for allocating compensation among salary, performance bonus awards and equity grants, short-term and long-term compensation or among cash and non-cash compensation. Instead, the Compensation Committee considered compensation information provided by Anderson Pay Advisors LLC, or Anderson, our compensation consultant, in determining the compensation to recommend to the Board of Directors for its approval, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. We generally target providing total executive and director compensation at the 50% range for comparable companies.

Base Salary

Base salary provides financial stability and security to our named executive officers through a fixed amount of cash for performing job responsibilities. Each of our named executive officers’ 2024 and 2023 calendar year base salaries are listed in the table below, which reflects the Compensation Committees’ review of the data provided by Anderson and the Compensation Committee’s goal of setting salaries to be at the 50% range for comparable companies.

Name	2024 Base Salary	2023 Base Salary
James B. Frakes	$500,000	$500,000	(1)
Charles J. Fisher, Jr., M.D.	—	$460,000	(2)
Steven P. LaRosa, M.D.	$430,000	$430,000
Guy F. Cipriani	$390,000	$390,000	(3)

(1)	Mr. Frakes’ annual base salary was increased from $360,000 to $500,000, effective as of November 7, 2023 in connection with his appointment as interim Chief Executive Officer.
(2)	Dr. Fisher’s employment with us terminated on November 7, 2023.
(3)	Mr. Cipriani’s annual base salary was increased from $370,000 to $390,000, effective as of November 7, 2023 in connection with his appointment as Senior Vice President, Chief Operating Officer.

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Executive Cash Bonuses and Annual Cash Incentives

With respect to the fiscal year ended March 31, 2024, we did not approve any cash bonuses or annual cash incentives for our named executive officers.

Equity-Based Incentive Awards

Individual stock option grants are determined based on a number of factors, including current corporate and individual performance, outstanding equity holdings and their retention value and total ownership, historical value of our stock, internal equity amongst executives and market data provided by Anderson. In the fiscal year ended March 31, 2024, we did not approve any equity-based incentive awards for our named executive officers.

The following table summarizes all compensation earned by our named executive officers for the fiscal years ended March 31, 2024 and 2023.

SUMMARY COMPENSATION TABLE FOR 2024 AND 2023 FISCAL YEARS

Named And Principal Position	Fiscal Year Ended March 31,	Salary ($)	All Other Compensation ($)	Total ($)
James B. Frakes	2024	416,449	—	416,449
Interim Chief Executive Officer and Chief Financial Officer
Charles J. Fisher, Jr., M.D.	2024	277,180	$228,153(1)	505,332
Former Chief Executive Officer (2)	2023	460,000	—	460,000
Steven P. LaRosa, M.D.	2024	430,000	—	430,000
Chief Medical Officer	2023	430,000	—	430,000
Guy F. Cipriani	2024	378,064	—	378,064
Senior Vice President, Chief Operating Officer	2023	347,500	—	347,500

(1)	Represents (i) $172,500 in base salary continuation payments made to Dr. Fisher, (ii) $2,577 value of COBRA premiums paid on behalf of Dr. Fisher and (iii) $53,076 for a payout for accrued and unused vacation, each pursuant to the separation agreement we entered into with Dr. Fisher in connection with the termination of his employment. For further information regarding the separation agreement, see “Employment and Separation Agreements” below.
(2)	Dr. Fisher’s employment with us terminated on November 7, 2023.

Employment and Separation Agreements

On December 12, 2018, we entered into an executive employment agreement with Mr. Frakes, which was amended in November 2023 and which governs the current terms of his employment with us. Mr. Frakes’ annual base salary was increased by the Board of Directors to $500,000, effective November 7, 2023, in connection with his appointment as interim Chief Executive Officer, which may be reduced by the Board of Directors when we appoint a new Chief Executive Officer and Mr. Frakes is no longer serving as the Interim Chief Executive Officer. In addition, the agreement provides that Mr. Frakes is eligible for an annual cash performance bonus for each year, based upon our and Mr. Frakes’ achievement of objectives and milestones to be determined on an annual basis by the Board of Directors (or Compensation Committee thereof). Whether Mr. Frakes receives an annual bonus for any given year, and the amount of any such annual bonus, will be determined in the discretion of our Board of Directors (or the Compensation Committee thereof). The agreement also provides that if Mr. Frakes’ employment is terminated without cause, or if he resigns for good reason (each as defined in the agreement), then Mr. Frakes will be entitled under his agreement to continue to receive his annual base salary and payment of premiums for continuation of healthcare benefits for a period of 12 months following such termination.

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On October 30, 2020, we entered into an executive employment agreement with Dr. Fisher, which governed the terms of his employment with us, or the Fisher Employment Agreement. In February 2022, Dr. Fisher’s annual base salary was increased to $460,000. In addition, the Fisher Employment Agreement provided that Dr. Fisher was eligible for an annual discretionary cash bonus to be approved by the Board of Directors (or Compensation Committee thereof), to be determined in the sole discretion of the Board of Directors (or Compensation Committee thereof), based upon our and Dr. Fisher’s achievement of objectives and milestones to be determined on an annual basis by the Board of Directors (or Compensation Committee thereof).

Under the terms of the Fisher Employment Agreement, if Dr. Fisher was terminated by the Company without cause or resigned for good reason, he was entitled to receive (i) continued payment of his then current base salary for the first 12 months after the date of termination, paid over the Company’s regular payroll schedule, (ii) a lump sum amount equal to Dr. Fisher’s target annual performance bonus for the year of termination, pro-rated based on the ratio that the number of days from the beginning of the calendar year in which such termination occurred through the date of termination bears to 365, based on actual achievement of Company goals for such bonus and such pro-rated year, as determined by the Board of Directors in its sole discretion, (iii) accelerated vesting of 50% of Dr. Fisher’s unvested equity awards as of the date of such termination such that such options became immediately vested and exercisable as of Dr. Fisher’s last day of employment, and (iv) reimbursement of COBRA healthcare premium costs for the same level of coverage he had during employment until the earlier of (a) up to 12 months, (b) the expiration of Dr. Fisher’s eligibility for the continuation coverage, or (c) until the date Dr. Fisher becomes eligible for substantially equivalent healthcare coverage through another source.

In connection with Dr. Fisher’s termination of employment with us, effective as of November 27, 2023, we entered into a separation agreement with Dr. Fisher which provides Dr. Fisher with (i) cash severance equivalent to 12 months of Dr. Fisher’s base salary in effect as of November 7, 2023, or the Separation Date, subject to standard payroll deductions and withholdings, payable over our regular payroll schedule over the 12 months following the Separation Date; (ii) accelerated vesting on 50% of the outstanding and unvested equity awards held by Dr. Fisher that were subject to time-based vesting as of the Separation Date, which became fully vested and exercisable as of the Separation Date; and (iii) reimbursement of COBRA healthcare premium costs for the same level of coverage Dr. Fisher had during his employment with us, until the earliest of (a) 12 months from the Effective Date, (b) the date Dr. Fisher becomes eligible for substantially equivalent healthcare coverage through another source, or (c) the expiration of Dr. Fisher’s eligibility for the continuation coverage. Further, and pursuant to the separation agreement, Dr. Fisher provided the Company with a general release of all claims, effective November 27, 2023.

On January 4, 2021, we entered into an executive employment agreement with Dr. LaRosa, which governs the current terms of his employment with us. Dr. LaRosa’s annual base salary was increased by the Compensation Committee to $430,000, effective May 1, 2021, when Dr. LaRosa assumed the additional duties of interim Chief Scientific Officer, which he held until February 2023. In addition, we paid Dr. LaRosa a one-time signing bonus of $100,000. Further, Dr. LaRosa was eligible to receive a grossed-up reimbursement of relocation expenses pursuant to the terms of his employment agreement. In addition, the agreement provides that Dr. LaRosa is eligible for an annual cash performance bonus for each year with a target amount of 40% of Dr. LaRosa’s then-current annual base salary, based upon our and Dr. LaRosa’s achievement of objectives and milestones to be determined on an annual basis by the Board of Directors (or Compensation Committee thereof). Whether Dr. LaRosa receives an annual bonus for any given year, and the amount of any such annual bonus, will be determined in the discretion of our Board of Directors (or the Compensation Committee thereof). The agreement also provides that if Dr. LaRosa’s employment is terminated without cause, or if he resigns for good reason (each as defined in the agreement), then Dr. LaRosa will be entitled under his agreement to continue to receive his annual base salary and payment of premiums for continuation of healthcare benefits for a period of 12 months following such termination.

On January 1, 2021, we entered into an executive employment agreement with Mr. Cipriani, which was amended in November 2023 and which governs the current terms of his employment with us. Mr. Cipriani’s annual base salary was increased by the Board of Directors to $390,000, effective November 7, 2023, in connection with his appointment as Senior Vice President, Chief Operating Officer. Further, Mr. Cipriani was eligible to receive a grossed-up reimbursement of relocation expenses pursuant to the terms of his employment agreement. In addition, the agreement provides that Mr. Cipriani is eligible for an annual cash performance bonus for each year with a target amount of 40% of Mr. Cipriani’s then-current annual base salary, based upon our and Mr. Cipriani’s achievement of objectives and milestones to be determined on an annual basis by the Board of Directors (or Compensation Committee thereof). Whether Mr. Cipriani receives an annual bonus for any given year, and the amount of any such annual bonus, will be determined in the discretion of our Board of Directors (or the Compensation Committee thereof). The agreement also provides that if Mr. Cipriani’s employment is terminated without cause, or if he resigns for good reason (each as defined in the agreement), then Mr. Cipriani will be entitled under his agreement to continue to receive his annual base salary and payment of premiums for continuation of healthcare benefits for a period of 12 months following such termination.

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Outstanding Equity Awards at 2024 Fiscal Year-End

The following table sets forth certain information concerning equity awards granted to our named executive officers that remained outstanding as of March 31, 2024.

	OPTIONS AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
James B. Frakes	6/7/2014	34		–	1,425.00	6/6/2024
Interim Chief Executive Officer and	4/3/2020	13,755	(1)	293	12.80	4/2/2030
Chief Financial Officer	2/10/2022	5,220	(2)	4,800	14.10	2/9/2032

Charles J. Fisher, Jr., M.D.	–	–	(3)	–	–	–
Former Chief Executive Officer

Steven P. LaRosa, M.D.	1/4/2021	9,570	(4)	2,519	25.20	1/3/2031
Chief Medical Officer	2/10/2022	5,220	(5)	4,800	14.10	2/9/2032

Guy F. Cipriani, MBA,	1/4/2021	9,570	(6)	2,519	25.20	1/3/2031
Senior Vice President, Chief Operating Officer	2/10/2022	5,220	(7)	4,800	14.10	2/9/2032

(1)	This option is subject to vesting at a rate of 25% on the one year anniversary of the grant date of April 3, 2020, then monthly over the following 36 months, subject to Mr. Frakes continued service with the Company
(2)	This option is subject to vesting at a rate of 25% on the one year anniversary of the grant date of February 10, 2022, then monthly over the following 36 months, subject to Mr. Frakes continued service with the Company.
(3)	All of Dr. Fisher's options were expired as of February 27, 2024.
(4)	This option is subject to vesting at a rate of 25% on the one year anniversary of the grant date of January 4, 2021, then monthly over the following 36 months, subject to Dr. LaRosa’s continued service with the Company.
(5)	This option is subject to vesting at a rate of 25% on the one year anniversary of the grant date of February 10, 2022, then monthly over the following 36 months, subject to Dr. LaRosa’s continued service with the Company.
(6)	This option is subject to vesting at a rate of 25% on the one year anniversary of the grant date of January 4, 2021, then monthly over the following 36 months, subject to Mr. Cipriani’s continued service with the Company.
(7)	This option is subject to vesting at a rate of 25% on the one year anniversary of the grant date of February 10, 2022, then monthly over the following 36 months, subject to Mr. Cipriani’s continued service with the Company.

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Director Compensation for 2024 Fiscal Year

The following director compensation disclosure reflects all compensation awarded to, earned by or paid to our then non-employee directors for the fiscal year ended March 31, 2024.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Edward G. Broenniman (2)	97,500	50,000	147,500
Nicolas Gikakis (3)	37,500	75,000	112,500
Angela Rossetti (4)	63,000	50,000	113,000
Chetan S. Shah, M.D. (5)	63,750	50,000	113,750

(1)	In accordance with SEC rules, this column reflects the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions. Assumptions used in the calculation of these amounts are included in our consolidated financial statements in our Annual Report on Form 10-K for the year ended March 31, 2023. These amounts do not reflect the actual economic value that will be realized by our directors upon the vesting, exercise, or the sale of the shares of common stock underlying such awards.
(2)	In the fiscal year ended March 31, 2024, Mr. Broenniman earned $30,000 in cash compensation for his services to us as non-executive Chairman and $67,500 related to his roles as a member of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee and as the chair of our Audit Committee, for an aggregate amount of $97,500. Mr. Broenniman also received restricted stock units, or RSUs, valued at $50,000 for his ongoing service as a Board member pursuant to our Amended and Restated Non-Employee Director Compensation Policy, or Director Compensation Policy. As of March 31, 2024, Mr. Broenniman had outstanding options to purchase 25 shares of common stock.
(3)	Mr. Gikakis became a member of our Board of Directors and Nominating and Corporate Governance Committee, effective as of July 3, 2023, and a member of our Audit Committee, effective as of September 15, 2023. In the fiscal year ended March 31, 2024, Mr. Gikakis earned $37,500 for his roles as a director and as a member of our Audit Committee and Nominating and Corporate Governance Committee. Mr. Gikakis also received RSUs valued at $75,000 in connection with his appointment as a Board member pursuant to our Director Compensation Policy. As of March 31, 2024, Mr. Gikakis had 4,885 shares of common stock subject to outstanding RSUs.
(4)	In the fiscal year ended March 31, 2024, Ms. Rossetti earned $63,000 for her roles as a director, a member of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee and as the chair of our Nominating and Corporate Governance Committee. Ms. Rossetti also received RSUs valued at $50,000 for her ongoing service as a Board member pursuant to our Director Compensation Policy. As of March 31, 2024, Ms. Rossetti had no outstanding equity awards.
(5)	Dr. Shah served as a member of our Audit Committee until September 15, 2023. In the fiscal year ended March 31, 2024, Dr. Shah earned $63,750 for his roles as a director, a member of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee and as the chair of our Compensation Committee. Dr. Shah also received RSUs valued at $50,000 for his ongoing service as a Board member pursuant to our Director Compensation Policy. As of March 31, 2024, Dr. Shah had outstanding options to purchase 25 shares of common stock.

Non-Employee Director Compensation Policy

We maintain the Director Compensation Policy, in which only non-employee directors may participate, pursuant to which such non-employee directors are entitled to receive cash and equity compensation for their service on the Board of Directors and its committees. Under the Director Compensation Policy in effect during the fiscal year ended March 31, 2024, a newly appointed or elected eligible director will receive an initial grant of RSUs with a grant date fair value of $75,000 or, at the discretion of our Board of Directors, options to acquire shares of common stock with a grant date fair value of $75,000, based on the average of the closing prices of our common stock for the five trading day period ending on the date of grant and will vest at a rate determined by the Board of Directors in its discretion, typically in equal quarterly installments over one year.

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In addition, under the Director Compensation Policy, at the beginning of each fiscal year, each continuing director eligible to participate will receive a grant of RSUs with a grant date fair value of $50,000 or, at the discretion of our Board of Directors, options to acquire shares of common stock with a grant date fair value of $50,000, based on the average of the closing prices of our common stock for the five trading day period ending on the date of grant and will vest at a rate determined by the Board of Directors in its discretion, typically in equal quarterly installments over one year.

Under the Director Compensation Policy in effect during the fiscal year ended March 31, 2024, in lieu of per meeting fees, eligible directors will receive an annual board retainer fee of $40,000, as well as the following annual retainer fees: Audit Committee chair - $15,000, Compensation Committee chair - $15,000, Nominating and Corporate Governance Committee chair - $8,000, Audit Committee member - $7,500 (not applicable to the chair), Compensation Committee member - $7,500 (not applicable to the chair) and Nominating Committee member - $5,000 (not applicable to the chair). Additionally, the Chairperson of the Board of Directors will receive an additional annual board retainer fee of $30,000.

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DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is intended as a summary only and therefore is not a complete description of our capital stock. This description is based upon, and is qualified in its entirety by reference to, our articles of incorporation, our bylaws and applicable provisions of Nevada corporate law. You should read our articles of incorporation and bylaws, which have been publicly filed with the SEC, for the provisions that are important to you.

Authorized Capital Stock

Our authorized capital consists of 60,000,000 shares of common stock, par value $0.001 per share. As of May 15, 2024, there were 2,629,725 shares of common stock issued and outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. If we liquidate, dissolve or wind up, holders of common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities. Holders of common stock have no preemptive, conversion or subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Our bylaws provide that stockholders representing a majority of the voting power of our capital stock, represented in person or by proxy (regardless of whether the proxy has authority to vote on all matters), are necessary to constitute a quorum for the transaction of business at any meeting, but at any time during which shares of our capital stock are listed for trading on Nasdaq, stockholders representing not less than 33 1/3% of the voting power of our capital stock, represented in person or by proxy (regardless of whether the proxy has authority to vote on all matters), are necessary to constitute a quorum for the transaction of business at any meeting of stockholders. Except as otherwise required or permitted by Nevada law or our articles of incorporation or bylaws, action by the stockholders entitled to vote on a matter, other than the election of directors, is approved by and is the act of the stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action. If a quorum is present, directors are elected by a plurality of the votes cast.

Anti-Takeover Effects of Certain Provisions of Nevada Law and Our Articles of Incorporation and Bylaws

Nevada’s “combinations with interested stockholders” statutes, NRS 78.411 through 78.444, inclusive, prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Further, in the absence of prior approval certain restrictions may apply even after such two year period. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These statutes generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We did not make such an election in our original articles of incorporation and have not amended our articles of incorporation to so elect.

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Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. Our bylaws provide that these statutes do not apply to us or any acquisition of our common stock. Absent such provision in our bylaws, these laws would apply to us as of a particular date if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one fifth or more, but less than one third, (2) one third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

NRS 78.139 also provides that directors may resist a change or potential change in control of the corporation if the board of directors determines that the change or potential change is opposed to or not in the best interest of the corporation upon consideration of any relevant facts, circumstances, contingencies or constituencies pursuant to NRS 78.138(4).

In addition, our authorized but unissued shares of common stock are available for our Board of Directors to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or other transaction. Our authorized but unissued shares may be used to delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. The Board of Directors is also authorized to adopt, amend or repeal our Bylaws, which could delay, defer or prevent a change in control.

Nasdaq Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “AEMD.”

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Investor Services. The transfer agent’s address is P.O. Box 30170, College Station, TX 77842.

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DESCRIPTION OF THE SECURITIES WE ARE OFFERING

We are offering (i) up to 8,100,000 shares of our common stock or pre-funded warrants, (ii) Class A warrants to purchase up to an aggregate of 8,100,000 shares of our common stock and (iii) Class B warrants to purchase up to an aggregate of 8,100,000 shares of our common stock. Each share of common stock or pre-funded warrant is being sold together with a Class A warrant to purchase one share of common stock and a Class B warrant to purchase one share of common stock. The shares of common stock or pre-funded warrants and accompanying warrants will be issued separately. We are also registering the shares of common stock issuable from time to time upon exercise of the pre-funded warrants and warrants offered hereby.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which, if designated and issued, qualifies or limits our common stock are described under the caption “Description of Capital Stock” in this prospectus.

Pre-Funded Warrants

The following summary of certain terms and provisions of the pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of, the pre-funded warrant. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

The term “pre-funded” refers to the fact that the purchase price of each pre-funded warrant, at closing, will equal the price per share at which shares of our common stock and accompanying warrants to purchase common stock are being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant will equal $0.001 per share of common stock. The purpose of the pre-funded warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, upon election of the holder, 9.99%) of our outstanding common stock following the consummation of this offering the opportunity to invest capital into us without triggering their ownership restrictions, by receiving pre-funded warrants in lieu of our common stock to the extent it would result in such ownership of more than 4.99% (or 9.99%), and receive the ability to purchase the shares underlying the pre-funded warrants at such nominal price at a later date.

Duration. The pre-funded warrants offered hereby will entitle the holders thereof to purchase shares of our common stock at a nominal exercise price of $0.001 per share, commencing immediately on the date of issuance. The pre-funded warrants do not expire.

Exercise Limitation. A holder will not have the right to exercise any portion of the pre-funded warrant if the holder (together with its affiliates and certain related parties) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. However, any holder may increase or decrease such percentage, provided that any increase will not be effective until the 61st day after notice of such election is provided to us.

Exercise Price. The pre-funded warrants will have an exercise price of $0.001 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the pre-funded warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. There is no established trading market for the pre-funded warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the pre-funded warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

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Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the pre-funded warrants with the same effect as if such successor entity had been named in the pre-funded warrant itself. If holders of our common stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the pre-funded warrant following such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a pre-funded warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the pre-funded warrant.

Warrants

The following summary of certain terms and provisions of the warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrants, the forms of which have been filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions of the forms of warrant for a complete description of the terms and conditions of the warrants. In addition, the terms of the warrant to be issued to the placement agent will generally be the same as the Class A warrant issued to investors in this offering, except that such warrant will not be exercisable for six months following the effective date of the registration statement of which this prospectus forms a part and is not subject to an exercise price reset.

Form. The warrants will be issued as individual warrant agreements to the investors.

Exercisability. The warrants are exercisable at any time after their original issuance, expected to be May 17, 2024, and, in the case of Class A warrants, will expire on the fifth anniversary of the original issuance date, and in the case of Class B warrants, will expire on the one year anniversary of the original issuance date. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder will not have the right to exercise any portion of the warrants if the holder (together with its affiliates and certain related parties) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage, provided that any increase will not be effective until the 61st day after notice of such election is provided to us.

Exercise Price. The warrants will have an exercise price of $0.58 per share. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders. In addition, if, on the Reset Date, the Reset Price is less than the exercise price at such time, the exercise price shall be decreased to the Reset Price.

Transferability. Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

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Exchange Listing. There is no established trading market for the warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the warrants will be limited.

Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the warrants with the same effect as if such successor entity had been named in the warrants itself. If holders of our common stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the warrants following such fundamental transaction. In the event of a fundamental transaction the holders of the warrants shall only be entitled to receive from us or any successor entity, as of the date of consummation of such fundamental transaction, the same type or form of consideration (and in the same proportion) as if the holder exercised the warrants upon such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

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PLAN OF DISTRIBUTION

Pursuant to an engagement agreement, dated as of February 28, 2024, we have engaged Maxim Group LLC, or the placement agent, to act as our exclusive placement agent to solicit offers to purchase the securities offered pursuant to this prospectus on a reasonable best-efforts basis. The engagement agreement does not give rise to any commitment by the placement agent to purchase any of our securities, and the placement agent will have no authority to bind us by virtue of the engagement agreement. The placement agent is not purchasing or selling any of the securities offered by us under this prospectus, nor is it required to arrange for the purchase or sale of any specific number or dollar amount of securities. The placement agent does not guarantee that it will be able to raise new capital in any prospective offering. We will have one closing for all the securities purchased in this offering. The combined public offering price per share of common stock (or pre-funded warrant) and accompanying warrants will be fixed for the duration of this offering.

We will enter into a securities purchase agreement directly with certain institutional investors, at such investor’s option, which purchase our securities in this offering. Investors that do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering.

Fees and Expenses

The following table shows the per share and accompanying warrants and per pre-funded warrant and accompanying warrants and total placement agent fees we will pay in connection with the sale of the securities in this offering.

	Per Share and Accompanying Warrants	Per Pre-Funded Warrant and Accompanying Warrants
Placement Agent Fees	$0.0377	$0.0377
Total	$92,365.00	$213,005.00

We have agreed to pay the placement agent a cash fee equal to 6.5% of the gross proceeds raised at the closing of this offering. We also agreed to issue warrants to the placement agent for the purchase of a number of shares of common stock equal to 4% of the total number of shares of common stock issued in this offering. In addition, we have agreed to reimburse the placement agent for its legal fees and expenses and other out-of-pocket expenses in an amount up to $100,000. We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent fees and expenses, will be approximately $455,000.

Placement Agent Warrants

In addition, we have agreed to issue to the placement agent or its designees warrants to purchase up to 324,000 shares of common stock with an exercise price of $0.58 per share. The placement agent warrants will be non-exercisable for six (6) months following the effective date of the registration statement and will expire after five years following the effective date of the registration statement. The placement agent warrants may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the commencement of sales of the offering, of which this prospectus forms a part (in accordance with FINRA Rule 5110(e)), except that they may be assigned, in whole or in part, to any successor, officer, manager, member, or partner of the placement agent, and to members of the syndicate or selling group and their respective officers, managers, members or partners. The placement agent warrants may be exercised as to all or a lesser number of shares and will provide for cashless exercise. We have registered the placement agent warrants and the common stock underlying the placement agent warrants in this offering. The form of the placement agent warrants has been included as an exhibit to this registration statement of which this prospectus is a part.

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Lock-up Agreements

We and each of our officers and directors have agreed with the placement agent to be subject to a lock-up period of 90 days following the date of closing of the offering pursuant to this prospectus. This means that, during the applicable lock-up period, we and such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any of our shares of common stock or any securities convertible into, or exercisable or exchangeable for, shares of common stock, subject to customary exceptions. The placement agent may waive the terms of these lock-up agreements in its sole discretion and without notice. In addition, we have agreed to not issue any securities that are subject to a price reset based on the trading prices of our common stock or upon a specified or contingent event in the future or enter into any agreement to issue securities at a future determined price for a period of one year following the closing date of this offering. The placement agent may waive this prohibition in its sole discretion and without notice.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent acting as principal. Under these rules and regulations, the placement agent (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the placement agent may be required to make for these liabilities.

Determination of Offering Price and Warrant Exercise Price

The offering price of the securities we are offering has been negotiated between us and the investors in the offering based on the trading of our shares of common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the placement agent, if any, participating in this offering and the placement agent may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the placement agent, and should not be relied upon by investors.

Other Relationships

From time to time, the placement agent or its affiliates have in the past or may in the future provide, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with the placement agent for any further services.

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Listing

Our shares of common stock are listed on The Nasdaq Capital Market under the symbol “AEMD.”

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the placement agents that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published, in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each member state of the European Economic Area, no offer of securities which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Representatives for any such offer; or
(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities referred to in (a) to (c) above shall result in a requirement for the Company or the placement agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of securities is made or who receives any communication in respect of an offer of securities, or who initially acquires any shares of our securities will be deemed to have represented, warranted, acknowledged and agreed to and with the placement agent and the Company that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any shares of our securities acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the securities acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the placement agent has been given to the offer or resale; or where our securities have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those securities to it is not treated under the Prospectus Directive as having been made to such persons.

The Company, the placement agent and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus has been prepared on the basis that any offer of our securities in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly, any person making or intending to make an offer in that Member State of our securities which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or the placement agent to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the placement agent have authorized, nor do they authorize, the making of any offer of securities in circumstances in which an obligation arises for the Company or the placement agent to publish a prospectus for such an offer.

For the purposes of this provision, the expression an “offer of our securities to the public” in relation to any of our securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State. The above selling restriction is in addition to any other selling restrictions set out below.

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Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors”(as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to our securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or our securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of our securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of our securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of our securities.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of our securities may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

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The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring our securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

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(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(b)	where no consideration is or will be given for the transfer;
(c)	where the transfer is by operation of law;
(d)	as specified in Section 276(7) of the SFA; or
(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the placement agent is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

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LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Brownstein Hyatt Farber Schreck, LLP. Certain legal matters in connection with the offering and the enforceability of the warrants and pre-funded warrants being offered by this prospectus will be passed upon for us by Cooley LLP. The placement agent is being represented by Pryor Cashman LLP, New York, New York.

EXPERTS

The consolidated financial statements of Aethlon Medical, Inc. for the year ended March 31, 2023 incorporated by reference in this Registration Statement and Prospectus have been so incorporated in reliance on the report of Baker Tilly US, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning the medical device industry, including our market opportunity, is based on information from independent industry analysts, third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us based on such data and our knowledge of such industry and market, which we believe to be reasonable. In addition, while we believe the market opportunity information included in this prospectus is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors.”

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 11555 Sorrento Valley Road, Suite 203, San Diego, California 92121 or telephoning us at (619) 941-0360.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at the website of the SEC referred to above. We maintain a website at www.aethlonmedical.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below (except in each case the information contained in such document to the extent “furnished” and not “filed”) that we have filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2023, filed with the SEC on June 28, 2023;
•	our definitive proxy statement on Schedule 14A, filed with the SEC on July 27, 2023;
•	our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2023, September 30, 2023 and December 31, 2023 filed with the SEC on August 10, 2023, November 14, 2023, and February 14, 2024, respectively;
•	our Current Reports on Form 8-K filed with the SEC on April 25, 2023, July 6, 2023, September 18, 2023, October 4, 2023, November 13, 2023, as amended by the Form 8-K/A filed with the SEC on December 22, 2023, November 27, 2023, April 25, 2024, and May 10, 2024; and
•	the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on July 8, 2015, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering (excluding any information furnished rather than filed) shall be deemed to be incorporated by reference into this prospectus.

We will provide to each person, including any beneficial owners, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus. We will provide these reports or documents upon written or oral request at no cost to the requester. You should direct any written requests for documents to:

Aethlon Medical, Inc.

11555 Sorrento Valley Road, Suite 203

San Diego, California 92121

Telephone: (619) 941-0360

You also may access these filings on our website at www.aethlonmedical.com. Information contained on or accessible through our website is not a part of this prospectus or the registration statement of which it forms a part, and the inclusion of our website address in this prospectus is an inactive textual reference only.

In accordance with Rule 412 of the Securities Act, (i) any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement, and (ii) any statement contained in a document that is deemed to be incorporated by reference herein after the date of this prospectus may modify or replace existing statements contained herein.

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Aethlon Medical, Inc.

2,450,000 Shares of Common Stock

Pre-Funded Warrants to Purchase up to 5,650,000 Shares of Common Stock

Class A Warrants to Purchase up to 8,100,000 Shares of Common Stock

Class B Warrants to Purchase up to 8,100,000 Shares of Common Stock

Placement Agent Warrants to Purchase up to 324,000 Shares of Common Stock

Shares of Common Stock Issuable upon the Exercise of the Warrants, Pre-Funded Warrants and Placement Agent Warrants

PROSPECTUS

Maxim Group LLC

May 15, 2024